EXHIBIT 1
JOINT FILING AGREEMENT
This Joint Filing Agreement dated May 23, 2016 is by and between Camber Capital Management LLC, a Massachusetts limited liability company, and Stephen DuBois, an individual (the foregoing are collectively referred to herein as the "Filers"). Each of the Filers may be required to file with the United States Securities and Exchange Commission a statement on Schedule 13G with respect to ordinary shares par value NIS 0.01 per share of Syneron Medical LTD. beneficially owned by them from time to time. Pursuant to and in accordance with Rule 13(d)(1)(k) promulgated under the Securities Exchange Act of 1934, as amended, the Filers hereby agree to file a single statement on Schedule 13D and/or 13G (and any amendments thereto) on behalf of each of such parties, and hereby further agree to file this Joint Filing Agreement as an exhibit to such statement, as required by such rule. This Joint Filing Agreement may be terminated by any of the Filers upon one week's prior written notice or such lesser period of notice as the Filers may mutually agree.
Executed and delivered as of the date first above written.
CAMBER CAPITAL MANAGEMENT LLC
By: /s/ Sean George
Sean George
Chief Financial Officer

STEPHEN DUBOIS
By: /s/ Stephen DuBois